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                                                                Exhibit 4.17



                              MEDAPHIS CORPORATION
                        NON-QUALIFIED STOCK OPTION PLAN
                          FOR NON-EXECUTIVE EMPLOYEES

                                  STOCK OPTION
                               (NONTRANSFERABLE)


                             STOCK OPTION AGREEMENT


Medaphis Corporation, a Delaware corporation, pursuant to action of the Committee and in accordance with the Medaphis Corporation Non-Qualified Stock Option Plan for Non-Executive Employees ("Plan"), hereby grants a Stock Option ("Option") to ____________________ ("Eligible Employee") to purchase from Medaphis Corporation __________ shares of Stock, at an Option Price of $__________ per share, which Option is subject to all of the terms and conditions set forth in this Option Agreement and in the Plan. This Option is granted effective as of ____________________ ("Option Grant Date").


                                        MEDAPHIS CORPORATION


                                        By:_________________________


                              TERMS AND CONDITIONS

     Section 1. Plan. This Option shall not be treated as an "incentive stock option" as defined in Section 422 of the Code. This Option is subject to all the terms and conditions set forth in the Plan and this Option Agreement, and all of the terms defined in the Plan shall have the same meaning in this Option Agreement when such terms start with a capital letter. A copy of the Plan will be made available to Eligible Employee upon written request to the corporate Secretary of the Company.

     Section 2. Vesting.

     (a) Except as provided in Section 14 of the Plan or in Section 2(b) or Section 2(c), Eligible Employee's vested percentage for purposes of Section 3 shall be as follows:

            (1) zero, if Eligible Employee's employment by the Company or a subsidiary of the Company terminates before the first anniversary of the Option Grant Date;



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            (2)   thirty three and 1/3 percent (33-1/3%) if Eligible Employee remains an employee of the Company or a subsidiary on the first anniversary of the Option Grant Date;

            (3) sixty six and 2/3 percent (66-2/3%) if Eligible Employee remains an employee of the Company or a subsidiary on the second anniversary of the Option Grant Date; and

            (4) one hundred percent (100%) if Eligible Employee remains an employee of the Company or a subsidiary on the third anniversary of the Option Grant Date.

     (b) Eligible Employee's vested percentage shall be 100% no later than the first day after the Option Grant Date which follows a 20 consecutive trading day period in which the average Fair Market Value of a share of Stock has been at least $25 a share if Eligible Employee remains an employee of the Company or a subsidiary on such day.


     (c)    (1)   If Eligible Employee's employment with the Company or any
                  subsidiary of the Company terminates for any reason other than death or disability (within the meaning of Section
                  22(e)(3) of the Code) before this Option is fully vested, any portion of this Option which is not vested on the date of such termination of Eligible Employee's employment shall be automatically forfeited as of his employer termination date.

            (2) In the event of termination of Eligible Employee's employment with the Company or any subsidiary of the Company for any reason other than death or disability (within the meaning of Section 22(e)(3) of the Code), after any portion of this Option is vested as set forth in this Section 2, this Option shall be exercisable to the extent vested in accordance with the limitations set forth in Section 4.

            (3) In the event of termination of employment as a result of the death or disability (within the meaning of Section 22(e)(3) of the Code) of Eligible Employee, this Option shall be and become 100% exercisable without regard to the vesting schedule set forth in this Section 2 and the personal representative of Eligible Employee's estate shall be entitled to exercise this Option subject to the limitations set forth in Section 4.


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        Section 3. Date Exercisable.  This Option shall be exercisable (to the extent vested under Section 2) on any normal business day of the Company that comes before the date this Option expires under Section 4. The maximum number of shares of Stock that may be purchased by exercise of this Option on any such day shall equal the excess, if any, of (a) the product of the vested percentage of this Option under Section 2 on such date and the total number of shares of Stock subject to this Option on the Option Grant Date, as adjusted in accordance with Section 13 of the Plan, over (b) the number of shares of Stock which have previously been purchased by exercise of this Option, as adjusted in a manner consistent with Section 13 of the Plan.

        Section 4. Life of Option. The Option shall expire when exercised in full; provided, however, the Option also shall expire immediately and automatically on the earlier of (a) the date which is the eleventh anniversary of the Option Grant Date, (b) the end of the three (3) month period which begins on the date Eligible Employee's employment by the Company or any subsidiary of the Company terminates for any reason other than as a result of the death or disability (within the meaning of Section 22(e)(3) of the Code) of Eligible Employee or as a result of a Change of Control event described in
Section 14.1 of the Plan, (c) the end of the six (6)month period which begins on the date Eligible Employee's employment by the Company or any subsidiary of the Company terminates for reasons of death or disability (within the meaning of Section 22(e)(3) of the Code) of Eligible Employee, (d) upon the consummation of a Change of Control event described in Section 14.1(1), (2) or
(3) of the Plan, or (e) the end of the three (3) month period which begins on the date an Eligible Employee's employment by the Company or any subsidiary of the Company terminates as a result of a Change of Control event described in
Section 14.1(4) or (5) of the Plan.

        Section 5. Method of Exercise of Option. Eligible Employee may (subject to Section 2, Section 3, Section 4, Section 11, Section 12 and
Section 13) exercise this Option in whole or in part (before the date this Option expires) for a whole number of shares of Stock on any normal business day of the Company by (a) delivering the Option Agreement to the Company at its principal place of business together with written notice of the exercise of this Option and (b) simultaneously paying to the company the Option Price.

        Section 6. Delivery. The Company's delivery of Stock pursuant to the exercise of this Option (as described in Section 5) shall discharge the Company of all of its duties and responsibilities with respect to this Option.

        Section 7. Adjustment. The Committee shall have the right to make such adjustments to this Option as described under Section 13 of the Plan.

        Section 8. Nontransferable. This Option shall be transferable by Eligible Employee only by will or by the laws of descent and distribution at Eligible Employee's death, and this Option shall be exercisable during Eligible Employee's lifetime only by Eligible


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Employee or, if Eligible Employee is determined under applicable law to be incompetent to act on his or her on behalf, by the person authorized under such applicable law to act on Eligible Employee's behalf.


        Section 9. Employment and Termination. Neither the Plan, this Option nor any related material shall give Eligible Employee the right to continue in employment by the Company or a subsidiary or shall adversely affect the right of the Company or a subsidiary to terminate Eligible Employee's employment with or without cause at any time.

        Section 10. Stockholder Status. Eligible Employee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Eligible Employee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock except as expressly set forth in the Plan.

        Section 11. Other Laws. The Company shall have the right to refuse to issue or transfer any Stock under this Option if the Company acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation, and any payment tendered in such event to exercise this Option shall be promptly refunded to Eligible Employee.

        Section 12. Securities Registration. Eligible Employee may be requested by the Company to hold any shares of Stock received upon the exercise of this Option for personal investment and not for purposes of resale or distribution to the public and Eligible Employee shall, if so requested by the Company, deliver a certified statement to that effect to the Company as a condition to the issuance of such Stock to Eligible Employee.

        Section 13. Other Conditions. Eligible Employee shall (as a condition to the exercise of this Option) enter into any agreement or make any representations required by the Company related to the Stock to be acquired pursuant to the exercise of this Option, including any agreement which restricts the transfer of Stock acquired pursuant to the exercise of this Option and provides for the repurchase of such Stock by the Company under certain circumstances.

        Section 14. Tax Withholding. The Company shall have the right to withhold or retain from any payment to Eligible Employee (whether or not such payment is made pursuant to this Option) or take such other action as is permissible under the Plan which the Company deems necessary or appropriate to satisfy any income or other tax withholding requirements as a result of the grant or exercise of this Option.


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        Section 15. Governing Law.  The Plan and this Option shall be governed by the laws of the State of Delaware.

        Section 16. Modification, Amendment, and Cancellation. The Company shall have the right unilaterally to modify, amend, or cancel this Option in accordance with Section 15 of the Plan.

        Section 17. Binding Effect. This Option shall be binding upon the Company and Eligible Employee and their respective heirs, executors, administrators and successors.

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